Exhibit 99.1

bebe stores, inc.
Announces Second Quarter Fiscal Year 2014 Financial Results
Second quarter comparable store sales decreased 1.9% compared to guidance of mid-single digit
Second quarter net loss per share of $(0.07) compared to guidance of low to mid-teens
BRISBANE, CALIF. – February 6, 2014 – bebe stores, inc. (NASDAQ:BEBE) today announced unaudited financial results for the fiscal second quarter ended January 4, 2014.
For the second quarter of fiscal 2014:
Net sales were $130.0 million, a decrease of 4.1% from $135.5 million reported for the second quarter a year ago. Comparable store sales for the quarter ended January 4, 2014 decreased 1.9% compared to a decrease of 2.8% in the first quarter of fiscal 2014. The sequential improvement in sales was driven by improvement in both traffic and conversion.
Gross margin decreased to 33.6% compared to 33.9% in the second quarter of fiscal 2013. The decrease in gross margin was primarily due to an increase in markdowns to clear through legacy products as well as heightened promotional activities throughout the holiday season.
SG&A expenses were $49.3 million, or 37.9% of net sales, compared to $53.4 million, or 39.4% of net sales, for the same period in the prior year. The SG&A expenses in the second quarter of fiscal 2014 reflect planned increases in advertising expenses, decreases in contractor and professional fees costs, as well as benefited from a $0.5 million legal settlement.
Net loss for the second quarter of fiscal 2014 was $5.5 million, or $0.07 per share, on 79.1 million shares outstanding compared to net loss of $4.8 million, or $0.06 per share, on 84.1 million shares outstanding for the same period of the prior year. Note that the fiscal 2014 net loss also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus our effective tax rate approximates 0%.
During the quarter ended January 4, 2014, the Company closed two bebe stores and one 2b bebe store.
Steve Birkhold, Chief Executive Officer, commented, “We are encouraged by the sequential improvement we experienced in the second quarter, especially during Black Friday weekend and the month of December. December continued the sequential improvement with positive comparable store sales, as we saw a favorable response to the new merchandise and an increase in traffic, despite declining mall traffic and an aggressive promotional environment across the industry. We believe that the strong messaging in our marketing campaigns connected with our customer and contributed to the improvement in traffic. We also successfully cleared through the vast majority of legacy merchandise, ending the quarter with inventory per square foot down nearly 7%. That said, the retail environment remains challenging, and we will continue to operate with disciplined inventory management and cost controls. Overall, we believe we are entering the spring season with an enhanced merchandise assortment supported by a lean inventory position. Looking ahead, we remain focused on executing our Six Strategic initiatives to move our business forward and anticipate continued improvement in comparable store sales and margin performance. Again, I would like to thank our shareholders for their support as we continue our work to transform the business and focus on sustainable growth for the long term.”
For the year-to-date period ending January 4, 2014:
Net sales for the year-to-date period ended January 4, 2014 were $244.1 million, a decrease of 3.4% from $252.6 million for the year-to-date period ended December 29, 2012. Comparable store sales for the year-to-date period ended January 4, 2014 decreased 2.3%.
Net loss for the year-to-date period ended January 4, 2014 was $14.6 million compared to net loss of $7.4 million in the prior year. Loss per share for the year-to-date period ended January 4, 2014 was $0.18 per share on 79.1 million shares outstanding, compared to a net loss of $0.09 per share on 84.2 million shares outstanding in the prior year. Note that the fiscal 2014 net loss also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus our effective tax rate approximates 0%.
Balance sheet summary:
Cash and investments at January 4, 2014 were $164 million.
As of January 4, 2014, average finished goods inventory per square foot decreased approximately 6.8% compared to the prior year.
Capital expenditures for the fiscal year-to-date period were $6.9 million.

Third quarter fiscal 2014 guidance:
For the third quarter of fiscal 2014, the Company expects comparable store sales to be flat. Gross margin is expected to be higher than the prior year. We expect the net loss per share for the third quarter to be in the mid-teens range, which is outperforming the third quarter of the prior year. The expected net loss per share range also reflects the continuing impact of maintaining a valuation allowance against deferred tax assets and thus a close to 0% effective tax rate.
Finished goods inventory per square foot as of the end of fiscal third quarter 2014 is anticipated to decrease in a low-single digit range.
Total capital expenditures for the year are anticipated to be approximately $25 million for new stores, remodels, store expansions, information technology systems and office improvements.
For the remainder of fiscal year 2014, the Company plans to close up to six bebe stores and one 2b bebe stores, which will result in approximately an 8% decrease in total store square footage from the end of fiscal year 2013.
Webcast and Conference call information:
A live audio webcast of bebe stores, inc. second quarter fiscal 2014 earnings release call will be available today at https://event.webcasts.com/starthere.jsp?ei=1028096. The call begins today at 1:30 P.M. (PT) / 4:30 P.M. (ET). The webcast will be hosted by Steve Birkhold, Chief Executive Officer, and Liyuan Woo, Chief Financial Officer.
The financial results and live webcast will be accessible through the Investor Relations section of the Company’s website at www.bebe.com.
To access the call through a conference line, dial 1-866-893-0531. A replay of the call will be available for approximately one week by calling 1-855-859-2056 and entering in conference ID number 90547949. A link to the audio replay will be available on our web site at www.bebe.com following the conference call.
Forward-Looking Statements
Certain statements in this release are “forward-looking statements” made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the Company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

About bebe stores, Inc.:
bebe stores, inc. is a global specialty retailer, which designs, develops and produces a distinctive line of contemporary women’s apparel and accessories under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently operates 228 stores, of which 178 are bebe stores, including the on-line store bebe.com, and 50 are 2b bebe stores, including the on-line store 2bstores.com. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada. bebe also distributes and sells bebe branded product through its licensees in approximately 26 countries.
Contact:
bebe Stores, Inc.
Liyuan Woo, Chief Financial Officer
415-715-3900

bebe stores, inc.
SELECTED BALANCE SHEET DATA
(UNAUDITED)
(Dollars in thousands)

	January 4, 2014	December 29, 2012
Assets
Cash and equivalents	$130,862	$92,653
Available for sale securities	21,977	64,086
Inventories, net	31,877	37,421
Total current assets	206,483	228,899
Available for sale securities	11,124	59,240
Property and equipment, net	99,593	112,595
Total assets	322,807	430,141
Liabilities and Shareholders’ Equity
Total current liabilities	$46,216	$43,104
Total liabilities	78,465	82,915
Total shareholders’ equity	244,342	347,226
Total liabilities and shareholders’ equity	322,807	430,141

bebe stores, inc.
STATEMENTS OF OPERATIONS
(UNAUDITED)
(Amounts in thousands except per share data and store statistics)

	For the Quarter Ended (number of weeks)				For the Year-to-Date Period Ended (number of weeks)
	January 4, 2014 (13)%		December 29, 2012 (13)%		January 4, 2014 (26)%		December 29, 2012 (26)%
Net sales	$129,974	100.0%	$135,535	100.0%	$244,101	100.0%	$252,626	100.0%
Cost of sales, including production and occupancy	86,319	66.4	89,607	66.1	159,826	65.5	164,423	65.1
Gross margin	43,655	33.6	45,928	33.9	84,275	34.5	88,203	34.9
Selling, general and administrative expenses	49,265	37.9	53,393	39.4	99,341	40.7	99,588	39.4
Operating loss	(5,610)	(4.3)	(7,465)	(5.5)	(15,066)	(6.2)	(11,385)	(4.5)
Interest and other income, net	86	0.1	219	0.2	244	0.1	452	0.2
Loss before income taxes	(5,524)	(4.2)	(7,246)	(5.3)	(14,822)	(6.1)	(10,933)	(4.3)
Income tax benefit	(59)	—	(2,427)	(1.8)	(203)	(0.1)	(3,533)	(1.4)
Net loss	$(5,465)	(4.2)%	$(4,819)	(3.5)%	$(14,619)	(6.0)%	$(7,400)	(2.9)%
Basic loss per share amounts:
Loss	$(0.07)		$(0.06)		$(0.18)		$(0.09)
Diluted loss per share amounts:
Loss	$(0.07)		$(0.06)		$(0.18)		$(0.09)

Basic weighted average shares outstanding	79,119		84,054		79,087		84,216
Diluted weighted average shares outstanding	79,119		84,054		79,087		84,216

Number of stores open at beginning of period	235		250		242		252
Number of stores opened during period	—		1		1		6
Number of stores closed during period	3		1		11		8
Number of stores open at end of period	232		250		232		250

Number of stores expanded/relocated during period	—		1		—		3

Total square footage at end of period (000’s)	927		1,002		927		1,002